PRESS RELEASE
FOR RELEASE NOVEMBER 9, 2012 AT 5:00 P.M.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED SEPTEMBER 30, 2012

Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it had a net loss of $91,200 for the quarter ended September 30, 2012, as compared to a net loss of $7,200 for the same quarter in 2011. The increase in net loss between the periods was primarily due to an increase in our provision for loan and lease losses of $195,500 for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. Our provision for loan and lease losses were $201,900 for the three months ended September 30, 2012 as compared to $6,400 for the three months ended September 30, 2011. This was partially offset by an increase in net interest income of $59,400 or 6.4%. This was mainly due to a large decrease in interest expense, due to the combination of lower average balances of interest bearing liabilities and the fact we were able to take advantage of declining interest rates to reprice maturing certificates of deposit and Federal Home Loan Bank advances at lower rates. Noninterest income decreased by $50,900, or 38.7% from $131,600 for the three months ended September 30, 2011 to $80,700 for the three months ended September 30, 2012. Noninterest expense decreased by $29,200 or 2.7% from $1,087,800 for the three months ended September 30, 2011 to $1,058,600 for the three months ended September 30, 2012.  Income tax benefit increased by $73,800, from $28,000 for the three months ended September 30, 2011 to $101,800 for the three months ended September 30, 2012.

For the nine month period ended September 2012, net income of $63,300 was reported, as compared to a net loss of $64,200 for the same period in 2011. The increase in net income between the periods was primarily due to an increase in net interest income of $597,800 or 22.9%.  This was due to a large decrease in interest expense, due to the combination of lower average balances of interest bearing liabilities and the fact we were able to take advantage of declining interest rates to reprice maturing certificates of deposit and Federal Home Loan Bank advances at lower rates.  This was partially offset by an increase in our provision for loan and lease losses of $313,200, from $67,000 for the nine months ended September 30, 2011 to $380,200 for the nine months ended September 30, 2012.  Noninterest income increased by $38,200, or 13.1% from $290,600 for the nine months ended September 30, 2011 to $328,800 for the nine months ended September 30, 2012. Noninterest expense increased by $129,300 or 4.3% from $3.0 million for the nine months ended September 30, 2011 to $3.1 million for the nine months ended September 30, 2012.  Income tax benefit decreased by $66,000, from an income tax benefit of $122,000 for the nine months ended September 30, 2011 to $56,000 for the nine months ended September 30, 2012.

At September 30, 2012, total assets decreased by $5.1 million to $170.2 million at September 30, 2012 from $175.3 million at December 31, 2011.  The decrease in assets for the nine months ended September 30, 2012 was due mainly to a $7.5 million decrease in our investment portfolio from $39.3 million at December 31, 2011 to $31.8 million at September 30, 2012, offset, in part, by a $2.4 million increase in cash and cash equivalents from $14.9 million at December 31, 2011 to $17.3 million at September 30, 2012.  In addition, loans receivable, net, decreased by $2.1 million, from $111.9 million at December 31, 2011 to $109.8 million at September 30, 2012.  Other real estate owned increased from $0 at December 31, 2011 to $1.8 million at September 30, 2012. This was the result of one speculative construction loan, one speculative land loan and one non-owner-occupied one-to-four family residential loan previously reported as non-accrual loans being foreclosed upon during the period.

Non-accrual loans totaled $4.7 million at September 30, 2012 compared to $3.8 million at December 31, 2011.   Net loan charge-offs amounted to $56,900 during the three months ended September 30, 2012, compared to $6,400 during the three months ended September 30, 2011. As of December 31, 2011, non-accrual loans included two land loans totaling $309,000, one speculative construction loan totaling $1.6 million, two home equity lines of credit totaling $93,300, seven owner occupied one-to-four family residential loans totaling $1.4 million and six non-owner occupied one-to-four family residential loans totaling $475,600. As of September 30, 2012, nonaccrual loans included one land loan totaling $110,500, seventeen owner-occupied one-to-four family residential loans totaling $3.9 million, five non-owner-occupied one-to-four family residential loans totaling $367,700 and four home equity lines of credit totaling $330,300. The total increase of $2.0 million in the one-to-four family residential loan category is primarily due to two loans to the same borrower totaling $2.3 million. These loans were classified as trouble debt restructurings during this quarter and a specific reserve of $189,900 was established. At September 30, 2012 the allowance for loan losses was $1.4 million, or 1.25% of the total loan portfolio as compared to $1.25 million, or 1.10% of the total loan portfolio as of December 31, 2011.

The Company’s consolidated stockholder’s equity, all of which is tangible, was $29.7 million at September 30, 2012 compared to $30.1 million at December 31, 2011. From a regulatory perspective, the bank remains well capitalized with a Tier I Leverage ratio, Tier I Risk-Based Capital ratio and Total Risk-Based Capital ratio of 13.95%, 25.04% and 26.29%, respectively, as compared to 13.50%, 25.21% and 26.46%, respectively for the same measures as of December 31, 2011.

Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Balance Sheets

	September 30, 2012	December 31, 2011
	(in thousands)	(in thousands)
ASSETS	(unaudited)

Cash and due from banks	$938	$1,034
Interest-bearing deposits in other banks	16,405	13,889
Investment Securities	31,765	39,257
Loans, Net	109,841	111,925
Other Real Estate Owned	1,783	0
Other Assets	9,434	9,226
Total Assets	$170,166	$175,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$119,003	$121,200
Advances from the Federal Home Loan Bank	20,000	22,500
Advances by borrowers for taxes and insurance	832	831
Other Liabilities	658	683
Total Liabilities	140,493	145,214
Stockholders' Equity	29,673	30,117
Total Liabilities & Stockholders' Equity	$170,166	$175,331

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income
Loans	$1,374	$1,443	$4,286	$4,371
Investment Securities	211	275	745	745
Other	9	10	35	34
Total Interest Income	1,594	1,728	5,066	5,150

Interest Expense
Deposits	441	575	1,348	1,866
Borrowings	166	226	506	670
Total Interest Expense	607	801	1,854	2,536

Net Interest Income	987	927	3,212	2,614

Provision for Loan Losses	202	6	380	67

Net Interest Income after Provision for Loan Losses	785	921	2,832	2,547

Noninterest Income	81	132	329	291
Noninterest Expense	1,059	1,088	3,154	3,024

Net (Loss)/Income Before Income Taxes	(193)	(35)	7	(186)

Income Tax Benefit	(102)	(28)	(56)	(122)

Net (Loss)/Income	$(91)	$(7)	$63	$(64)